UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 6, 2011

Chesapeake Utilities Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-11590	51-0064146
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

909 Silver Lake Boulevard, Dover, Delaware		19904
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	302.734.6799

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On Tuesday, December 6, 2011, the Florida Public Service Commission ("FPSC") considered and approved the recommendations of the FPSC Staff regarding the petition of Chesapeake Utilities Corporation ("Chesapeake") and its subsidiary, Florida Public Utilities Company ("FPU"), for approval of the acquisition adjustment and recovery of certain regulatory assets in connection with Chesapeake’s acquisition of FPU.

The FPSC voted unanimously in favor of the following:
• Amortization of the positive acquisition adjustment of $34,192,493 over a 30-year period beginning November 2009
• Amortization of the regulatory assets established for transaction and transition costs of $2,207,158 over a five-year period beginning November 2009

In approving the request, the FPSC noted that the cost savings supporting Chesapeake’s request would remain subject to review in the next rate case.

The FPSC concluded that neither the Florida Division of the Company nor FPU (after inclusions of the acquisition adjustment and the transaction and transition costs) had any excess earnings for 2010 and therefore also concluded that no refunds would be required.

The FPSC also approved the FPSC Staff’s recommendation that consolidation of the filings and records for FPU and Chesapeake’s Florida Division be delayed until such time as the rates and the tariffs of the two operations are combined. Further, the FPSC concurred with the FPSC Staff that a combined benchmark for the Florida Division and FPU be delayed since the two utilities are not functioning as a single utility for regulatory purposes.

The FPSC is expected to issue an order within 20 days of the Commission meeting, setting forth the above items. Once the order has been issued, there is a 21-day waiting period during which protests can be filed. The Company cannot assess the likelihood, or nature, of any potential protests being filed.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chesapeake Utilities Corporation

December 13, 2011	By:	Beth W. Cooper

Name: Beth W. Cooper
Title: Senior Vice President and Chief Financial Officer